EXHIBIT 10.1

Greenlight Reinsurance, Ltd
P.O. Box 31110
Grand Cayman KY1-1205
Cayman Islands

May 21, 2015

Attention: Mr. Tim Courtis

Dear Sir,

Re: Amendment Letter

Further to the Amended and Restated Letter of Credit Agreement dated the 17th day of June, 2010, Butterfield Bank (Cayman) Limited (the “Bank”) hereby confirm to Greenlight Reinsurance, Ltd (the “Borrower”) the following amendments to the terms and conditions contained therein:

▪	the Facility Limit is amended from $60,000,000 to $100,000,000;

▪
the Letter of Credit Fee is amended to read: A non-refundable fee equal to 70 basis points (0.70%) per annum on the Stated Amount of each such new Letter of Credit issued and outstanding during the relevant period. The Borrower agrees to pay a commitment fee of 12.5 basis points (1/8%) per annum (payable quarterly in arrears) on the average daily unused portion of the Facility Limit from acceptance of this Amendment Letter. The Borrower agrees to pay the following fees (which may change from time to time at the Bank’s discretion):

◦	$500 per Letter of Credit issued;

◦	$250 per amendment requested to the Letter of Credit;

◦	$500 in the event the Letter of Credit is cancelled;

◦	$250 in the event the Letter of Credit drawn upon;

◦	and such other fees as may be advised from time-to-time.

Kindly acknowledge your agreement to the amended terms and conditions as set out herein by signing and returning the enclosed copy of this Amendment Letter by the close of business May 31, 2015 or the amendment offer will become null and void.

All other terms and conditions remain unchanged.

Sincerely,

/s/ Perry Rombough	/s/ Michael Wright

Perry Rombough	Michael E.A. Wright

Manager Corporate Banking	Head of Credit Risk Management

The amended terms and conditions contained herein are accepted by the Borrower:

/s/ Tim Courtis                May 31, 2015        /s/ Sherry Diaz        May 31, 2015
Tim Courtis, Chief Financial Officer                 Sherry Diaz, Controller